FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Phone:	+1 402.963.1057
Date:	February 16, 2022

Valmont Reports Fourth Quarter and Full Year 2021 Results
Achieved Record Annual Sales of $3.5 Billion

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the fourth quarter and fiscal year ended December 25, 2021.
Fourth Quarter 2021 Highlights (all metrics compared to Fourth Quarter 2020 unless otherwise noted)
•Record Net Sales of $963.3 million increased 20.7%, with growth in all segments led by significantly higher Irrigation sales

•Operating Income of $50.8 million, or 5.3% of sales ($85.6 million or 8.9% adjusted1) compared to $54.1 million or 6.8% of sales ($68.8 million or 8.6% adjusted1)
•Diluted Earnings per Share (EPS) of $1.25 ($2.73 adjusted1) compared to $1.68 ($2.20 adjusted1)

•Repurchased 8,800 shares of company stock for $2.0 million at an average price of $227.22 per share
•Incurred a higher GAAP tax rate of 35.3% due to recognizing a $5.0 million valuation allowance against deferred tax assets for the wind structures subsidiary; tax rate on an adjusted basis was lower, driven by a more favorable geographic mix of earnings
•Record year-end backlog of more than $1.6 billion, an increase of more than 40.0% since the end of fiscal 2020, and an increase of more than 5.0% since the end of third quarter 2021, reflecting improved pricing and continued strong market demand across the portfolio
Full Year 2021 Highlights (all metrics compared to Full Year 2020 unless otherwise noted)
•Record Net Sales of $3.5 billion, an increase of 20.9%
◦Sales growth in all segments, led by Irrigation which grew 59.3% to a record $1.03 billion
•Operating income improved to $286.8 million or 8.2% of sales ($334.0 million or 9.5% adjusted1), compared to $226.0 million or 7.8% of sales ($268.5 million or 9.3% adjusted1)

1 Please see Reg G reconciliation to GAAP measures at end of document

◦Higher operating income was led by favorable pricing and higher volumes, including significant volume growth in Irrigation, and operating margins of nearly 11.0% in Engineered Support Structures

•Diluted EPS of $9.10 ($10.92 adjusted1) compared to $6.57 ($8.18 adjusted1)

•Capital expenditures were $108.0 million, including approximately $45.0 million for strategic investments, which included a new spun concrete utility distribution pole facility in Bristol, Indiana, capacity expansion of infrastructure facilities in Mexico, and technology investments across the organization, all to support global market growth
•Deployed $313.0 million of cash for two acquisitions, both in the Irrigation segment: Prospera Technologies Ltd. and PivoTrac, accelerating the Company's global Ag Tech growth strategy
•Returned $67.5 million of capital to shareholders through share repurchases of $26.1 million and dividends of $41.4 million
•Enhanced ESG, a top strategic imperative and part of the Company's long-standing tagline of 'Conserving Resources. Improving Life® '
◦Enhanced the 2021 Valmont Sustainability Report and launched a dedicated Sustainability website, while updating key disclosures and highlighting Valmont products and solutions that support ESG principles
◦Established new environmental and diversity goals for 2025 and 2030
◦Initiated Global Reporting Initiative (GRI) reporting to align with current GRI Standards and alignment with Sustainability Accounting Standards Board (SASB), Task Force on Climate-Related Financial Disclosures (TCFD) frameworks, and four of the seventeen United Nations Sustainable Development Goals (SDGs):
▪SDG 2: Zero Hunger
▪SDG 7: Affordable and Clean Energy
▪SDG 9: Industry, Innovation and Infrastructure
▪SDG 11: Sustainable Cities and Communities

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

Key Financial Metrics

Fourth Quarter 2021	GAAP			Adjusted[1]
(000's except per share amounts)	12/25/2021 4Q 2021	12/26/2020 4Q 2020	vs. 4Q 2020	12/25/2021 4Q 2021	12/26/2020 4Q 2020	vs. 4Q 2020
Net Sales	$963,278	$798,377	20.7%	$963,278	$798,377	20.7%
Operating Income	50,754	54,139	(6.3)%	85,555	68,799	24.4%
Operating Income as a % of Net Sales	5.3%	6.8%		8.9%	8.6%
Net Earnings	26,856	35,815	(25.0)%	58,751	46,856	25.4%
Diluted Earnings Per Share	$1.25	$1.68	(25.6)%	$2.73	$2.20	24.1%
Average Shares Outstanding	21,523	21,342		21,523	21,342

Full Year 2021	GAAP			Adjusted[1]
(000's except per share amounts)	12/25/2021 FY 2021	12/26/2020 FY 2020	vs. FY 2020	12/25/2021 FY 2021	12/26/2020 FY 2020	vs. FY 2020
Net Sales	$3,501,575	$2,895,355	20.9%	$3,501,575	$2,895,355	20.9%
Operating Income	286,785	225,953	26.9%	334,049	268,462	24.4%
Operating Income as a % of Net Sales	8.2%	7.8%		9.5%	9.3%
Net Earnings	195,630	140,693	39.0%	234,811	175,302	33.9%
Diluted Earnings Per Share	$9.10	$6.57	38.5%	$10.92	$8.18	33.5%
Average Shares Outstanding	21,493	21,425		21,493	21,425

"We achieved record sales for the second consecutive quarter through continued price management and strong market demand, while remaining highly focused on operational excellence and execution," said Stephen G. Kaniewski, President and Chief Executive Officer. "Our team delivered a solid fourth-quarter performance as we maintained our relentless focus on serving our customers in a challenging macro environment. I am very pleased with our ability to effectively manage our operations to meet growing demand despite continued wide-spread inflationary pressures and supply chain volatility. We also benefited from actions to improve productivity and control costs, which helped offset the margin impact of COVID-related labor inefficiencies and absenteeism in certain facilities during the quarter. Through these actions, we grew fourth quarter adjusted operating income 24.4 percent year-over-year and delivered adjusted diluted earnings per share growth of 26.0 percent. These results further demonstrate the value of our long-term strategy led by sustainable growth initiatives across our businesses, operational excellence and price leadership."

Kaniewski continued, "Reflecting on 2021 and our 75th year as a company, our full-year results exceeded the goals we set at the beginning of the year, despite an extraordinary business environment, demonstrating the resiliency of our global team of 11,000 employees. We achieved record net sales of $3.5 billion and delivered adjusted earnings per share of $10.92, an increase of 33.5 percent year-over-year. These results were driven by continued pricing actions, market expansion and investments in innovative technologies. We improved return on invested capital through productivity enhancements and lean efforts while strategically expanding capacity. I am extremely proud of our team and want to congratulate and thank them for their dedication, hard work, and execution. Together, we remain committed to providing our customers with vital infrastructure and solutions to advance agricultural productivity with an unwavering focus on employee safety and increasing shareholder value."

Fourth Quarter 2021 Segment Review
Infrastructure
Utility Support Structures Segment (33.6% of Sales)
Steel, concrete and composite structures for utility markets, including transmission, distribution, substations, renewable energy generation equipment
1 Please see Reg G reconciliation to GAAP measures at end of document

Sales of $324.0 million grew 19.5% year-over-year. Sales growth was driven by significantly higher pricing and higher sales of solar tracker solutions driven by utilities' continued investments in grid modernization and renewable energy markets, partially offset by lower volumes of offshore wind structures.

Global backlog of $774.0 million is indicative of the long-term market drivers of grid modernization and strengthening renewable energy markets globally.

Operating Income was $6.5 million or 2.0% of sales ($36.9 million or 11.4% adjusted1) compared to $25.6 million or 9.4% of sales ($28.0 million or 10.3% adjusted1) in 2020. GAAP operating income includes pre-tax charges of $27.9 million attributed to the offshore wind structures product line, due to an impairment of long-lived assets. Adjusted operating income increased due to favorable pricing and a more favorable mix of products.

Engineered Support Structures Segment (30.3% of Sales)
Poles, towers and components for the lighting, transportation and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products
Sales of $291.9 million increased 14.0% year-over-year led by favorable pricing and higher volumes of wireless communication products.

Lighting and transportation sales of $188.2 million increased 3.1% year-over-year, as favorable pricing and higher international sales more than offset lower volumes in North America, primarily in transportation markets.

Wireless communication products sales of $76.1 million increased 50.9% year-over-year. Higher demand globally due to wireless carriers increasing capital investments in 5G buildouts, and favorable pricing led to the sales growth.

Access Systems sales of $27.6 million increased 20.2% year-over-year, primarily due to improved end markets in Australia.

Global backlog increased more than 50.0% year-over-year to $377.0 million, indicative of continued investments in transportation infrastructure and growing demand in wireless communications markets and 5G deployment.

Operating Income improved to $29.2 million or 10.0% of sales compared to $19.2 million or 7.5% of sales ($24.4 million or 9.5% adjusted1) in 2020. Profitability improvement was driven by favorable pricing and improved fixed cost leverage, partially offset by lower North American transportation volumes.

Coatings Segment (10.2% of Sales)
Galvanizing, painting and anodizing services to preserve and protect metal products
Sales of $98.2 million increased 9.9% year-over-year due to higher average selling prices and sales from the new greenfield facility in Pittsburgh, PA that commenced operations in 2021.

Operating Income was $10.3 million or 10.5% of sales compared to $9.4 million or 10.5% of sales ($11.8 million or 13.2% adjusted1) in 2020. Profitability was impacted by operational impacts due to COVID-related labor inefficiencies, pricing actions that did not fully recover broad-based inflation, and a higher mix of internal volumes.

Agriculture
Irrigation Segment (28.7% of Sales)
Center pivots and linear irrigation equipment for agricultural markets, including parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

1 Please see Reg G reconciliation to GAAP measures at end of document

Global sales of $276.8 million increased 38.9% year-over-year due to higher average selling prices, higher volumes in all markets, particularly North America and Brazil, and higher technology sales.

North American sales of $150.5 million grew 55.1% compared to 2020. Sales growth was led by favorable pricing, higher volumes due to continued strength in agricultural markets and higher industrial tubing sales.

International sales of $126.3 million grew 23.5% year-over-year. Sales growth was led by continued strong demand in Brazil, Europe and Australia, and ongoing deliveries of the large Egypt project which commenced in the fourth quarter of 2020.

Full-year technology sales of $97.9 million increased more than 45.0% year-over-year, driven by growers' increasing demand for connected crop management and advanced analytics to reduce input costs, increase productivity and improve crop yields.

Global backlog increased 43.5% year-over-year to $471.0 million, demonstrating the underlying strength in agricultural markets globally.

Operating Income was $28.6 million, or 10.3% of sales ($33.0 million or 11.9% adjusted1) compared to $22.3 million or 11.2% of sales ($25.3 million or 12.7% adjusted1) in 2020. Operating income increased due to higher volumes and pricing actions. Operating margins were partially impacted by higher input costs that were not fully recovered by price and incremental SG&A expense from the Prospera acquisition completed in May 2021.
Non-Cash Impairment Charge on Long-Lived Assets
Valmont has previously highlighted significant, adverse challenges in the wind energy market in Northern Europe. The market environment has remained extremely competitive, despite the recent approval of protective tariffs in that region. A required impairment test in November 2021 showed that the offshore and other complex steel structures reporting unit will not generate sufficient cash flows to recover the carrying value of its long-lived assets. As a result, a $27.9 million non-cash, pre-tax impairment of customer relationship intangible asset, trade name, and property, plant, and equipment was recognized.

Balance Sheet, Liquidity and Capital Allocation
Year-to-date cash flows from operations were $65.9 million, primarily reflecting higher levels of net working capital to proactively manage supply chain volatility and support strong customer demand. At the end of the fourth quarter, cash and cash equivalents were $177.2 million. Valmont purchased $2.0 million of company stock in the fourth quarter and $121.9 million remains on the current authorization with no expiration. During the quarter, Fitch reaffirmed the Company's BBB-/Stable credit rating.

Updating Full Year 2022 Financial Outlook and Key Assumptions
The Company is increasing its 2022 full-year net sales and diluted earnings per share outlook from the previous indications that were communicated last quarter, and providing key assumptions for the year.

•Net Sales estimated to be $3.8 - $4.0 billion, an increase of 9.0% - 14.0% vs. prior year
•Unfavorable foreign currency translation impact of approximately 1.0% of Net Sales
•Diluted Earnings per Share estimated to be $11.55 - $12.30 GAAP ($12.25 - $13.00 adjusted1)
•Tax rate of approximately 25.0%
•Capital expenditures to be in the range of $110.0 - $120.0 million to support strategic growth initiatives and Industry 4.0 advanced manufacturing initiatives

Kaniewski continued, "As we turn our focus to this year, the safety and well-being of our employees remains our number one imperative, while we continue to execute and drive growth and performance. We entered 2022 from a position of strength and significant momentum in our business, with a team driven by our core values to deliver results for our stakeholders. This momentum is accelerating through the early stages of the year, and
1 Please see Reg G reconciliation to GAAP measures at end of document we are increasing our 2022 outlook due to several positive factors. Our record backlog of more than $1.6 billion reflects strong global market demand across the portfolio, and our customers' confidence in our ability to deliver products and innovative solutions. We continue to implement pricing strategies to recover the impact of broad-based inflation. Additionally, our strong balance sheet and cash flows give us flexibility to execute our long-term strategic plan. We remain focused on long-term growth, with an emphasis on ESG principles, return on invested capital, operational excellence and recurring technology revenue. We look forward to delivering another year of strong financial performance in 2022."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Avner M. Applbaum, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, February 17, 2022 at 8:00 a.m. CDT by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 4Q and Full Year 2021 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13726874. The replay will be available through 10:59 p.m. CST on February 24, 2022.

About Valmont Industries, Inc.
For over 75 years, Valmont® has been a global leader in creating vital infrastructure and advancing agricultural productivity. Today, we remain committed to doing more with less by innovating through technology. Learn more about how we’re Conserving Resources. Improving Life.® at valmont.com.

Concerning Forward-Looking Statements
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, the continuing and developing effects of COVID-19 including the effects of the outbreak on the general economy and the specific economic effects on the Company’s business and that of its customers and suppliers, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.
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1 Please see Reg G reconciliation to GAAP measures at end of document

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended

	25-Dec-21	26-Dec-20	25-Dec-21	26-Dec-20
Net sales	$963,278	$798,377	$3,501,575	$2,895,355
Cost of sales	740,994	593,796	2,617,686	2,129,841
Gross profit	222,284	204,581	883,889	765,514
Selling, general and administrative expenses	165,034	150,442	590,608	522,923
Impairment of goodwill and intangible assets	6,496	—	6,496	16,638
Operating income	50,754	54,139	286,785	225,953
Other income (expense)
Interest expense	(11,146)	(10,509)	(42,612)	(41,075)
Interest income	298	443	1,192	2,374
Gain on investments (unrealized)	364	1,341	1,920	2,443
Other	2,501	1,724	12,798	3,073
Other income (expense), net	(7,983)	(7,001)	(26,702)	(33,185)
Earnings before income taxes	42,771	47,138	260,083	192,768
Income tax expense	15,092	10,443	61,414	49,615
Equity in (loss) of nonconsolidated subsidiaries	135	(249)	(944)	(1,004)
Net earnings	27,814	36,446	197,725	142,149
Less: earnings attributable to non-controlling interests	(958)	(631)	(2,095)	(1,456)
Net earnings attributable to Valmont Industries, Inc.	$26,856	$35,815	$195,630	$140,693

Average shares outstanding (000's) - Basic	21,227	21,184	21,193	21,315
Earnings per share - Basic	$1.27	$1.69	$9.23	$6.60

Average shares outstanding (000's) - Diluted	21,523	21,342	21,493	21,425
Earnings per share - Diluted	$1.25	$1.68	$9.10	$6.57

Cash dividends per share	$0.500	$0.450	$2.000	$1.800

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended
	25-Dec-21	26-Dec-20	25-Dec-21	26-Dec-20
Net sales
Utility Support Structures	$324,012	$271,031	$1,121,510	$1,002,209
Engineered Support Structures	291,948	256,057	1,064,761	995,840
Coatings	98,182	89,336	386,313	345,312
Infrastructure products	714,142	616,424	2,572,584	2,343,361
Irrigation	276,757	199,263	1,028,717	645,831
Less: Intersegment sales	(27,621)	(17,310)	(99,726)	(93,837)
Total	$963,278	$798,377	$3,501,575	$2,895,355

Operating Income
Utility Support Structures	$6,456	$25,600	$67,624	$100,855
Engineered Support Structures	29,182	19,159	115,417	65,342
Coatings	10,347	9,357	50,365	42,975
Infrastructure products	45,985	54,116	233,406	209,172
Irrigation	28,560	22,345	137,027	83,046
Corporate	(23,791)	(22,322)	(83,648)	(66,265)
Total	$50,754	$54,139	$286,785	$225,953

The backlog of orders for the principal products manufactured and marketed was $1,621.9 million at the end of the 2021 fiscal year and $1,139.1 million at the end of the 2020 fiscal year. An order is reported in our backlog upon receipt of a purchase order from the customer or execution of a sales order contract. We anticipate that most of the 2021 backlog of orders will be filled during fiscal year 2022 . At year-end, the segments with backlog were as follows (dollar amounts in millions):

	12/25/2021	12/26/2020
Engineered Support Structures	$376.9	$247.1
Utility Support Structures	773.9	563.3
Irrigation	471.0	328.3
Coatings	0.1	0.4
	$1,621.9	$1,139.1

Valmont has aggregated its business segments into four global reportable segments as follows.

Utility Support Structures: This segment consists of the manufacture of steel, concrete and composite structures for utility markets, including transmission, distribution, substations, renewable energy generation equipment

Engineered Support Structures: This segment consists of the manufacture and distribution of poles, towers and components for the lighting, transportation and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of center pivots and linear irrigation equipment for agricultural markets, including, parts, services, and tubular products, and advanced technology solutions for water management and precision agriculture

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	25-Dec-21	26-Dec-20
ASSETS
Current assets:
Cash and cash equivalents	$177,232	$400,726
Accounts receivable, net	571,593	511,714
Inventories	728,834	448,941
Contract asset - costs and profits in excess of billings	142,643	123,495
Prepaid expenses and other assets	83,646	59,804
Refundable income taxes	8,815	9,945
Total current assets	1,712,763	1,554,625
Property, plant and equipment, net	598,605	597,727
Goodwill and other assets	1,135,881	800,808
	$3,447,249	$2,953,160

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$4,884	$2,748
Notes payable to banks	13,439	35,147
Accounts payable	347,841	268,099
Accrued expenses	253,330	227,735
Contract liability - billings in excess of costs and earnings	135,746	130,018
Dividend payable	10,616	9,556
Total current liabilities	765,856	673,303
Long-term debt, excluding current installments	947,072	728,431
Operating lease liabilities	147,759	80,202
Other long-term liabilities	172,965	263,388
Shareholders' equity	1,413,597	1,207,836
	$3,447,249	$2,953,160

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Fourth Quarter
	52 Weeks Ended
	25-Dec-21	26-Dec-20
Cash flows from operating activities
Net Earnings	$197,725	$142,149
Depreciation and amortization	92,577	82,892
Impairment of long-lived assets	27,911	20,389
Contribution to defined benefit pension plan	(1,924)	(35,399)
Change in working capital	(284,739)	52,282
Other	34,388	53,981
Net cash flows from operating activities	65,938	316,294

Cash flows from investing activities
Purchase of property, plant, and equipment	(107,790)	(106,700)
Acquisitions	(312,500)	(15,862)
Other	2,982	18,533
Net cash flows from investing activities	(417,308)	(104,029)

Cash flows from financing activities
Proceeds from long-term borrowings	312,485	88,872
Principal payments on long-term borrowings	(91,313)	(121,665)
Net payments on short-term borrowings	(20,241)	13,044
Purchase of treasury shares	(26,100)	(56,491)
Purchase of noncontrolling interest	—	(59,416)
Dividends paid	(41,412)	(36,930)
Other	81	(1,170)
Net cash flows from financing activities	133,500	(173,756)
Effect of exchange rates on cash and cash equivalents	(5,624)	8,675
Net change in cash and cash equivalents	(223,494)	47,184
Cash and cash equivalents - beginning of year	400,726	353,542
Cash and cash equivalents - end of period	$177,232	$400,726

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The non-GAAP tables below disclose the impact of 1) the nonrecurring impairment of long-lived assets for the offshore and other steel structures reporting unit (SM) 2) intangible asset amortization and stock-based compensation recognized on the Prospera subsidiary, 3) a write off a receivable following arbitration of a commercial transaction from 2014, 4) acquisition diligence, 5) severance expenses on segment operating income and net earnings and 6) the impact of the U.K. tax rate change on net earnings (adjusts statutory tax rate from 19% to 25%). Amounts may be impacted by rounding. We believe the adjustments for Prospera allow for a better comparison of future Irrigation segment performance as compared to historical results. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended December 25, 2021	Diluted	Year ended December 25, 2021	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$26,856	$1.25	$195,630	$9.10
Impairment of long-lived assets - Offshore structures (SM)	27,911	1.30	27,911	1.30
Prospera intangible asset amortization	1,470	0.07	3,396	0.16
Stock-based compensation - Prospera subsidiary	2,928	0.14	5,240	0.24
Write-off of a receivable, pre-tax	—	—	5,545	0.26
Acquisition diligence expense, pre-tax	—	—	1,120	0.05
Severance expense, pre-tax	2,492	0.12	4,052	0.19
Total Adjustments, pre-tax[1]	34,801	1.62	47,264	2.20
Change in U.K. statutory tax rate	—	—	(2,819)	(0.13)
Valuation allowance against Offshore structures (SM) tax assets	5,076	0.24	5,076	0.24
Tax effect of adjustments[2]	(7,982)	(0.37)	(10,340)	(0.48)
Net earnings attributable to Valmont Industries, Inc. - Adjusted[1]	$58,751	$2.73	$234,811	$10.92
Average shares outstanding (000’s) - Diluted		21,523		21,493
1Earnings per share includes rounding
2The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended December 25, 2021

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$29,182	$6,456	$10,347	$28,560	$(23,791)	$50,754
Impairment of long-lived assets - Offshore structures (SM)	—	27,911	—	—	—	27,911
Stock-based compensation - Prospera subsidiary	—	—	—	2,928	—	2,928
Prospera intangible asset amortization	—	—	—	1,470	—	1,470
Severance expense, pre-tax		2,492	—	—	—	2,492
Adjusted Operating Income	$29,182	$36,859	$10,347	$32,958	$(23,791)	$85,555
Net Sales - as reported	291,948	324,012	98,182	276,757	NM	963,278

Operating Income as a % of Sales	10.0%	2.0%	10.5%	10.3%	NM	5.3%
Adjusted Operating Income as a % of Sales	10.0%	11.4%	10.5%	11.9%	NM	8.9%

	Fifty-two weeks ended December 25, 2021

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$115,417	$67,624	$50,365	$137,027	$(83,648)	$286,785
Impairment of long-lived assets - Offshore structures (SM)	—	27,911	—	—	—	27,911
Prospera intangible asset amortization	—	—	—	3,396	—	3,396
Stock-based compensation - Prospera subsidiary	—	—	—	5,240	—	5,240
Write off a receivable, pre-tax	—	5,545	—	—	—	5,545
Acquisition diligence expense, pre-tax	—	—	—	—	1,120	1,120
Severance expense, pre-tax	—	3,142	—	910	—	4,052
Adjusted Operating Income	$115,417	$104,222	$50,365	$146,573	$(82,528)	$334,049
Net Sales - as reported	1,064,761	1,121,510	386,313	1,028,717	NM	3,501,575

Operating Income as a % of Sales	10.8%	6.0%	13.0%	13.3%	NM	8.2%
Adjusted Operating Income as a % of Sales	10.8%	9.3%	13.0%	14.2%	NM	9.5%

The non-GAAP tables below disclose the impact of impairment of goodwill, tradenames, and a facility, restructuring costs on segment operating income and net earnings as well as the impact of the U.K. tax rate change on net earnings (adjusts statutory tax rate from 17% to 19%). Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures for the second quarter and first half of fiscal 2020.

	Thirteen weeks ended December 26, 2020	Diluted	Fifty-two weeks ended December 26, 2020	Diluted
		earnings per		earnings per
		share		share
Net earnings attributable to Valmont Industries, Inc. - as reported	$35,815	$1.68	$140,693	$6.57
Impairment of goodwill and tradename, pre-tax	—	—	16,638	0.78
Restructuring and related asset impairment costs - pre-tax	14,660	0.69	25,871	1.21
Total Adjustments	14,660	0.69	42,509	1.98
Tax effect of adjustments *	(3,619)	(0.17)	(6,372)	(0.30)
UK tax rate change	—	—	(1,528)	(0.07)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$46,856	$2.20	$175,302	$8.18
Average shares outstanding (000’s) - Diluted		21,342		21,425
* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

	Thirteen weeks ended December 26, 2020

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$19,159	$25,600	$9,357	$22,345	$(22,322)	$54,139
Restructuring and related asset impairment costs	5,220	2,388	2,445	2,968	1,639	14,660
Adjusted Operating Income	$24,379	$27,988	$11,802	$25,313	$(20,683)	$68,799
Net Sales - as reported	256,057	271,031	89,336	199,263	NM	798,377

Operating Income as a % of Sales	7.5%	9.4%	10.5%	11.2%	NM	6.8%
Adjusted Operating Income as a % of Sales	9.5%	10.3%	13.2%	12.7%	NM	8.6%

	Fifty-two weeks ended December 26, 2020

Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Corporate	Valmont
Operating income - as reported	$65,342	$100,855	$42,975	$83,046	$(66,265)	$225,953
Impairment of goodwill and tradename	16,638	—	—	—	—	16,638
Restructuring and related asset impairment costs	7,584	9,363	3,951	2,968	2,005	25,871
Adjusted Operating Income	$89,564	$110,218	$46,926	$86,014	$(64,260)	$268,462
Net Sales - as reported	995,840	1,002,209	345,312	645,831	NM	2,895,355

Operating Income as a % of Sales	6.6%	10.1%	12.4%	12.9%	NM	7.8%
Adjusted Operating Income as a % of Sales	9.0%	11.0%	13.6%	13.3%	NM	9.3%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

REGULATION G RECONCILIATION OF FORECASTED GAAP AND ADJUSTED EARNINGS
(Dollars in thousands, except per share amounts)

The non-GAAP tables below disclose the impact on the range of estimated diluted earnings per share of the (1) amortization of the technology intangible asset (Prospera Technologies) and (2) share-based compensation for Prospera employees. We believe the adjustments for Prospera allow for a better comparison of future Irrigation segment performance as compared to historical results. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings to be taken into consideration by management and investors with the related reported GAAP measures.

Reconciliation of Range of Net Earnings - 2022 Guidance	Low End	High End	Adjustments
Estimated net earnings - GAAP	$249,750	$266,250
Prospera intangible asset (proprietary technology) amortization, pre-tax			6,950
Share-based compensation - Prospera (ML & AI subsidiary), pre-tax			10,000
Total pre-tax adjustments			16,950
Estimated tax benefit from above expenses*			(2,200)

Total Adjustments, after-tax			$14,750
Estimated net earnings - Adjusted	$264,500	$281,000
Diluted Earnings Per Share Range - GAAP	$11.55	$12.30
Diluted Earnings Per Share Range - Adjusted	$12.25	$13.00

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

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